INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Kingstone Companies, Inc. on Form S-1 filed pursuant to Rule 462(b) under the Securities Act of 1933 of our report dated April 1, 2013 with respect to our audit of the consolidated financial statements of Kingstone Companies, Inc. and Subsidiaries as of December 31, 2012 and for the year ended December 31, 2012 appearing in the Annual Report on Form 10-K of Kingstone Companies, Inc. for the year ended December 31, 2012.  We also consent to the reference to our Firm under the heading “Experts” in the Prospectus included in the Registration Statement of Kingstone Companies, Inc. on Form S-1 (No. 333-191731).

/s/ Marcum llp

Marcum llp
Melville, NY
December 9, 2013